Exhibit 99.1

Important Information and Where to Find It

Melinta will file a proxy statement with the SEC in connection with the proposed transactions. The proxy statement will be sent to the stockholders of Melinta. Melinta stockholders are advised to read the proxy statement when it becomes available, because it will contain important information about Melinta, and the proposed transactions. When filed, this document and other documents relating to the proposed transactions filed by Melinta can be obtained, free of charge, at the SEC’s website (http://www.sec.gov), at the company’s website (http://ir.melinta.com/), or by writing to the Secretary, Melinta Therapeutics, Inc., at ir@melinta.com.

Participants in the Solicitation

Melinta and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from Melinta’s stockholders in connection with the proposed transactions. Additional information regarding persons who may, under the rules of the SEC, be deemed to be participants in the solicitation of Melinta stockholders in connection with the proposed transactions, and a description of their direct and indirect interest, whether as security holders, directors or employees of Melinta or otherwise, which may be different from those of Melinta’s stockholders generally, will be set forth in the definitive proxy statement filed with the SEC in connection with the proposed transactions. You can find information about Melinta’s directors and executive officers in Melinta’s Schedule 14F-1 filed with the SEC on October 24, 2017, as supplemented on November 16, 2017.

Melinta Therapeutics (Update Call)

November 29, 2017

Corporate Speakers:

•	John Bluth; Melinta Therapeutics; EVP

•	Dan Wechsler; Melinta Therapeutics; President, CEO

•	Paul Estrem; Melinta Therapeutics; CFO

•	John Temperator; Melinta Therapeutics; CCO

Participants:

•	Jessica Fye; JP Morgan; Analyst

•	Kevin DeGeeter; Ladenburg Thalmann Financial Services; Analyst

PRESENTATION

Operator: Welcome to the Melinta Therapeutics Corporate Update Call.

(Operators Instructions)

As a reminder, this conference call may be recorded.

I would now like to turn the conference over to John Bluth of Melinta Therapeutics. You may begin.

John Bluth: Thank you, Nicole, and thank you, all, for joining us this morning. Also on the call from Melinta are Dan Wechsler, our new Chief Executive Officer; Paul Estrem, Chief Financial Officer and John Temperato, Chief Commercial Officer.

Before we begin, I’d like to remind you that today’s call will include forward looking statements based on current expectations. Such statements represent management’s judgment as of today and may involve risks and uncertainties that could cause actual results to differ materially from expected results.

Please refer to Melinta’s filings with the Securities and Exchange Commission which are available from the SEC or the Melinta website for information concerning the risk factors that could affect the company. I’ll now turn the call over to Dan.

Dan Wechsler: Thank you John and good morning everyone. So, we’re obviously very excited to talk today about the transformational acquisition we just announced. But, since this is my first opportunity to speak with many of you since I joined Melinta, I thought a quick introduction makes sense.

So, I’ve been in the biopharmaceuticals space for more than 25 years. I’ve held a variety of leadership roles in big pharma companies like Pharmacia and Pfizer, Schering-Plough and Merck, as well as specialty companies like Bausch & Lomb and Smile Brands.

I lead the Pharmacia commercial team that launched the antibiotic Zyvox until it’s acquisition by Pfizer. And more recently I was the Global President responsible for pharmaceuticals over-the-counter and generics at Bausch & Lomb until its sale to Valeant in 2013.

After that, I was the CEO of Smile Brands, one of the largest dental service organizations in the U.S., until its sale in 2016 and since then I’ve been an operating partner at Welsch, Carson, Anderson & Stowe, a longstanding and well respected private equity firm focused on global healthcare and technology.

So I’m very passionate about antibiotics. I’m thrilled to have joined Melinta at this very, very exciting time. Now, I know that with the team we currently have on board at Melinta, plus the team that will be joining us from The Medicines Company once this deal closes added to the combined portfolio of assets, we will be well on our way to becoming a durable, focused antibiotic company with the expertise and scale to deliver more medicines to more providers for their patients.

Melinta is a pure play antibiotics company. We are 100% focused on discovering, developing and commercializing novel antibiotics. Everyone at our company goes to sleep at night thinking about antibiotics and we wake up every morning thinking about antibiotics. I know that this singular focus across our entire company is incredibly powerful.

So now let’s turn, and I’ll talk a bit more about the acquisition and then we’ll update you our key corporate strategic imperatives. First the acquisition.

Under the terms of our agreement, we will acquire the infectious disease business from The Medicines Company, including three marketed anti-infective assets, recently launched Vabomere and established commercial products that are generating approximately $30 million in sales per year at the current run rate, Orbactiv and Minocin IV.

Now we expect this deal to close in the first quarter of 2018 and we know that these products are a perfect compliment to our existing portfolio led by Baxdela. So, I’d like to turn to why we believe this truly is a transformative deal for us at Melinta.

First, we will rapidly expand our commercial presence with products immediately accretive to revenue. Second, we’re going to be able to capitalize on significant commercial synergies by combining two infectious disease focused organizations.

We at Melinta will now be therapeutically focused while also having strategic scale. The scale achieved through this transaction will make us even more relevant to providers in the space, to societies active in infectious disease and to anyone in the I.D. community dedicated to improving the lives of patients with serious bacterial infections.

Now, Clive Meanwell at The Medicines Company and I have been speaking regularly and we’ve agreed to begin post-closing integration planning as soon as possible.

Now third, we believe that these products are synergistic with the multi-channel strategy we have planned for Baxdela’s launch.

The customers for all these products have a strong overlap and we will be able to leverage our sales force across four products instead of just one product. And we believe this synergy will drive incremental value for the entire portfolio.

And fourth, as you may already know, we have existing partnerships in place for Baxdela in well over 100 countries. Now, global rights come along with Vabomere, Orbactive and Minocin IV in this deal. So, we can now leverage our existing partnerships while exploring new partnership possibilities with much more substantive set of assets.

And finally, this portfolio of products represents significant commercial value with peak annual combined sales potential of more than $1 billion for the currently approved indications only.

So now, let’s talk a bit more about the products we’re acquiring and how they fit nicely with our existing portfolio which is led by Baxdela.

So, Vabomere is a drug recently approved by the FDA after a fast-track review and it’s just been launched for complicated urinary tract infections or CUTIs. VABOMERE’s a fixed dose combination that includes a novel, beta lactam inhibitor vaborvactum and the leading carbapenum antibiotic meropenum.

Now patients who have urinary tract infections are often affected with carbapenum resistant enterobacteriaceae or CRE. CRE was recognized as an urgent threat by the CDC in 2013.

Patients with CRE infections were at increased risk of poor outcomes like extended hospital stays, higher treatment costs, and even death. And we believe that approximately 138,000 patients per year are candidates for antibiotic therapy that targets CRE.

Now we’re especially excited about VABOMERE’s TANGO-2 trial which evaluated CRE and which was stopped early by an independent data and safety monitoring board in favor of VABOMERE.

John will cover this in more detail in a few minutes, but together – and also cover it with more detail on the additional two assets we’re acquiring Orbactiv and Minocin IV.

Now what’s equally exciting to me as the products, however, is that together with those products we’ll also be adding the Medicines Company team of experts that are dedicated.

As you can imagine, out existing team plus the new team that we’re going to add once the deal closes will result in having some of the world’s leading experts in antibiotic discovery, development, and commercialization here at Melinta.

So upon closing of this deal, we will have four approved assets, two of which will be in launch mode a broad portfolio of possibilities for indications, and a team of experienced colleagues dedicated to the infectious disease arena. So let’s shift gears just a little bit and talk more about our overall corporate strategy assuming the closing of this acquisition.

Now we’re going to be focused as a company in the following three imperatives. First, commercialize our portfolio of assets which includes launching Baxdela and maximizing the potential of the three new assets we’re requiring, VABOMERE, Orbactiv and Minocin IV. And John Temperato will tell you a bit more about our commercial plans for all of these of these brands in just a few minutes.

Second, we’ll complete the ongoing studies and registration discussions for our four marketed products which obviously includes continuing Baxdela’s ongoing phase 3 trial for community acquired bacterial pneumonia in the U.S. plus discussions with the EMA regarding the filing of the VABOMERE MMA in Europe.

Third, we’ll continue our discovery teams efforts to bring a novel class of antibiotics to the market via our discover platform.

Now this platform is designed to overcome the multi and extremely drug resistant pathogens for which there are few to no options known collectively as ESKAPE pathogens which cause the majority of life threatening possible infections, and we aim to nominate a candidate for IND filing.

So in wrapping up, once this deal closes, we will have even more ways to continue to maximize value for Melinta as well as our shareholders and we look forward to continuing to discuss all of this with you at a later date.

We intend to take advantage of opportunities to speak with investors and analysts and are planning to attend and speak at some key biotech conferences in the first quarter of 2018.

We’re committed to providing even more details about commercial and corporate strategy as well as our commercialization plans at an investor R&D day, and we’ll communicate the details of that meeting once we firm those up.

So now I’d like to have Paul Estrem, our CFO, review the financial structure of the acquisition, and then John Temperato, our Chief Commercial Officer, will describe the commercial rationale in more detail. So, Paul?

Paul Estrem: Thank you, and good morning to everyone on the phone. Echoing Dan’s comments, we’re very excited to be adding the infectious disease assets from the Medicines Company to the Melinta portfolio.

Not only will the assets provide clinical benefits for providers and patients, we anticipate that the addition of these assets will drive economic value for our investors as well.

On the call this morning, I would like to provide additional clarity on two topics – the economics that we’re providing for the Medicines Company and details on the financing that has been committed to support the acquisition.

As described in our press release, we will make an initial payment to the Medicines Company of $165 million at closing. The $165 million payment will be subject to a net working capital adjustment at closing.

Also at closing, we will issue Melinta common stock to the Medicines Company having a value of $50 million. The stock will be issued at a 10% discount to the 10 day VWAP (inaudible) of the common stock ending in three trading days prior to closing.

The Medicines Company will also receive a $25 million payment on the one year anniversary of the closing, and an additional $25 million payment on the 18 month anniversary of the closing.

The Medicines Company will receive tiered royalties that vary on a product and regional basis, and at the average for the product portfolio, the royalty rate for the Medicines Company will be in the low single digits initially going to the mid-single digits over the next five years.

Melinta will also assume the ongoing liabilities for the business such as contingent milestones associated with the products in the portfolio.

Turning to the second topic, the acquisition will be financed through a combination of debt and equity.

In conjunction with signing the purchase agreement with the Medicines Company, Melinta entered into a commitment letter with Deerfield Management Company, for up to a total of $240 million in financing.

At closing, Deerfield will provide an initial $190 million of financing, consisting of both debt and equity. The equity component will consist of Melinta common stock, representing just under 10% of Melinta’s outstanding common stock, immediately following the close of the acquisition.

The balance of the initial $190 million, after deducting the equity component, will be provided as debt. The equity purchased will be priced at a 10% discount to the closing price of Melinta common stock on the date the commitment letter was signed and the initial interest rate on the debt at closing will be 11.75%.

An additional $50 million of debt is available to the company if needed, contingent on the achievement of a $75 million annual sales threshold measured by annualizing the most recent six month history.

Our agreement with Deerfield also provides that Melinta will issue warrants for the initial debt financing. The exact number of warrants is not able to be calculated until the transaction closes but based on the initial amount of borrowing, we anticipate that we will issue 3.5 to 4 million warrants to Deerfield.

The warrant exercise price will be set at a 10% premium to the closing price of Melinta common stock on the date of the commitment letter signing. Deerfield will also receive a low single digit royalty on debt of Vabomere sales when Vabomere sales exceed $75 million and ending when Vabomere sales exceed $500 million.

The debt has a six year term with the amortization of the principle beginning in year four. A loan provides for a lien on Melinta assets and other customary terms and conditions.

In addition to the financing provided by Deerfield, Melinta also entered into equity commitment letters with various existing investors who’ve committed to purchase approximately $30 million of common stock on the same terms as provided the Deerfield.

Melinta currently has a $40 million debt facility outstanding that will be paid off in conjunction with the close of this transaction.

We will file a form 8-K and issue a proxy statement in the coming weeks and I would encourage you to take a look at these documents for the full details relating to the financing.

Achieving the financial returns anticipated with this transaction will ultimately be driven by realizing the commercial potential of our portfolio. Our team has thoroughly evaluated each product and John Temperato, our Chief Commercial Officer, can share our commercial perspectives with you. John.

John Temperato: Thank you Paul. As both Dan and Paul mentioned, this is an incredibly exciting time for Melinta. Just six months ago we were a private company with no approved products. Today we are a public company with Baxdela approved and ready for launch in the U.S. and once the deal closes we will have four commercial products.

The combined portfolio of Baxdela, Vabomere, Orbactiv and Minocin IV, will deliver solutions for providers treating multiple infection types encompassing ABSSSI and serious gram-negative infections including multiple infection types due to KPC mediated CRE infections and Acinetobacter.

The combined Melinta and Medicines Company product portfolio significantly enhances Melinta’s multi-channel strategy. For Baxdela we will focus on challenging ABSSSI patients in the hospital, community and emergency department settings.

For Vabomere we will focus on KPC mediated CRE patients in the hospital setting. KPC mediated CRE’s are the most commonly observed CRE infections. For Orbactiv we will focus on patients with gram-positive ABSSSI in the emergency department settings and community settings.

And for Minocin IV we will focus on patients suffering from Acinetobacter infections in the hospital setting. We believe that each product has a distinctive value across each site of care and that we are uniquely positioned to deliver this value.

Melinta’s portfolio of antibiotics is currently lead by Baxdela, a novel fluoroquinolone. Baxdela was approved earlier this year and we are on track to launch early in the first quarter of 2018. It has QIDP designation from the FDA which affords it five years of additional protection, for a total of ten years of exclusivity in the U.S.

Because Baxdela has utility across many different infection types, we are continuing to complete Phase 3 clinical development for a second indication community-acquired bacterial pneumonia.

We have a differentiated commercialization strategy for the launch of Baxdela. In the growing segment of patients who have comorbidities, such as obesity and diabetes, which compromise approximately 76% of the addressable population and are at risk for a broad range of gram-positive and gram-negative pathogens.

Baxdela represents a unique mono-therapy approach for the following six reasons. One, it has broad spectrum coverage, inclusive MRSA to provide confidence with emperia treatment. Two, it is available in IV and oral formulations with the flexibility to initiate with either.

Three, no dose adjustments are required due to weight, hepatic impairment or mild to moderate renal impairment. Four, there are no clinically significant drug to drug interactions.

Five, it has an attractive safety and tolerability profile. And six, we have adopted a strategy that we believe reduces hurdles for prescribers while enabling greater access for patients.

Upon closing this acquisition, we plan to deploy a sales force of approximately 135 sales representatives that we will expand in a measured, capital efficient manner based on adoption in targeted segments.

We will also expand our efforts in medical affairs, including publications, health economics and outcomes research, investigator initiated trials and our medical science liaison program.

In the recent months, four antimicrobial susceptibility testing devices for Baxdela received FDA approval. These tools will be available with Baxdela at launch and providers will then have the full set of clinical tools they need in order to make appropriate treatment decisions.

Now I’d like to focus on the products we will be acquiring. Vabomere. Vabomere is a combination of meropenem, the leading carbapenem, used in the treatment of gram-negative infections and vaborbactam, a novel beta lactamase inhibitor that restores the efficacy of meropenem IND KPC mediated CRE infections.

Vabomere was approved by the FDA in August for the treatment of complicated urinary tract infections or CUTI [as I’ve stated] before, including pyelonephritis and recently became commercially available. With the approval, the FDA also confirmed a Vabomere QIDP designation, which extends the exclusivity period by five years in addition to Hatch & Waxman.

Earlier this year, The Medicines Company announced positive results for a planned interim analysis of TANGO II. The TANGO II trial was a phase three trial comparing Vabomere to best available therapy for CRE. Randomization in the trial was stopped early following a recommendation by the Drug Safety Monitoring Board.

In the trial, Vabomere demonstrated higher clinical cures based on test of cure at the end of therapy, higher clinical cure rates across all infection types, lower all cause mortality, particularly in high risk situations such as hospital acquired and ventilator acquired pneumonia and a lower incident of drug related serious adverse events versus the competitor.

We believe that Vabomere’s profile represents a leading therapy for treatment of serious infections due to gram negative bacteria, including KPC mediated CRE. Now onto Orbactiv. Orbactiv is a single dose injectable product approved for treatment of adults with ABSSSI caused by susceptible designated gram-positive bacteria, inclusive of MRSA.

Orbactiv was also granted priority review and approved as a QIDP by the FDA in accordance with the GAIN Act, which affords it 10 years of exclusivity in the US.

The final product we will acquire is Minocin IV, which is a tetracycline derivative approved in the US for the treatment of infections due to susceptible strains of several important designated gram-positive and gram-negative pathogens, including infections due to Acinetobacter, which typically occur in hospitalized patients.

Both Orbactiv and Minocin IV are established commercial products and we look forward to building on their existing legacy. And as Dan said earlier, approximately $30 million run rate of sales.

As you can see, in a matter of months we have gone from a Company with one approved product and a discovery platform to a Company post closure that will have four approved products, a robust pipeline, making us a leading and focused antibiotics Company.

Once again, this transaction magnifies our strategic focus while providing us the therapeutic scale necessary to provide exceptional treatment options to providers and the patients they serve.

Dan Wechsler: OK. So thanks, Paul and John. So just to summarize, we’re extremely enthusiastic about this acquisition and the future potential we see for Melinta.

Now, the three approved assets plus the experienced team we will have from The Medicines Company positions us to drive shareholder value while increasing our operating margins over time.

With that, operator, we are happy to open the line for questions.

QUESTIONS AND ANSWERS

Operator: (Operator Instructions)

Kevin DeGeeter of Ladenburg.

Kevin DeGeeter: Hey, good morning, guys and congratulations on the transaction. It really is a terrific deal. John, with regard to Vabomere, can you just comment with a little more granularities how you’re thinking about positioning specifically on pricing?

How you envision that coming together? And with regard to market segmentation, how do we think about the relative size of Vabomere oriented sales force to target [puree accounts]?

John Temperato: Sure. Well Kevin, I appreciate the question. And thanks for asking that. Obviously, as you know, this is The Medicines Company’s asset until it closes, so they will continue to market and sell it until then.

But obviously, we’ve done a lot of market research in assessing the opportunity and we think there’s a substantial opportunity, in terms of a go to market strategy, The Medicines Company has 85 reps deployed currently.

We will expand that to 135 as I said earlier upon completion of the transaction and the plan is to have the combined 135 reps sell the combined four assets in a slightly new configuration. In terms of pricing, as I said, the pricings already out there at $990 per day.

Kevin DeGeeter: Understood. And with regard to integration of the commercial teams, should we think the typical Melinta rep, 12 months down the line as promoting all four products, or do you anticipate a high [rich] strategy with certain reps maybe detailing each and then certain others focusing on specific centers where given either Vabomere or for example Baxdela maybe a primary relevance to that institution.

John Temperato: Yes, great follow up question. We will continue to leverage the multichannel strategy that we talked about before. So across the three cites of care, hospital, emergency department and community.

So we will have our 135 field sales force deployed across those three multi channels selling the appropriate product in the appropriate setting.

Dan Wechsler: Kevin, this is Dan. Think about it, the representatives that sell in this channel, so the ones not only at Melinta today, but the ones that we’ve learned about at The Medicines Company, they have 15 years on average experience selling in this market.

And the providers they call on think about pathogens and then patients. They don’t necessarily think about drugs right away, and our reps are all trained to think about it the same way.

So depending the pathogen, depending on the patient and depend on the setting, the doctors will pick the appropriate therapy and our sales folks will be more than able to handle four products depending on which one of those options the physician chooses.

Kevin DeGeeter: Fair enough. Maybe one more housekeeping question, then I’ll get back into queue. Paul, can you just comment on roughly how many shares will be outstanding at the closing of transaction assuming no substantial movement in Melinta stock price between now and then.

Paul Estrem: Yes, sure. Thanks for the question. Today we have about 22 million shares outstanding. At the close of the transaction, I think we’ll be roughly at 30 million shares outstanding.

Kevin DeGeeter: Great. Congratulations again on the transaction.

Operator: (Operator Instructions)

Jessica Fye of JP Morgan.

Jessica Fye: Just was hoping you could elaborate a little bit on how you expect to position Baxdela relative to Orbactiv, Orbactiv obviously having been out the market already. Is there going to be shift in the messaging on Orbactiv or just a little more detail there would be helpful. Thank you.

John Temperato: [As you can imagine], we’ve done a lot of homework on the thought process behind positioning these products, and for us it’s very simple. We have Baxdela that we are positioning for these challenging complex patients where the pathogens [are at now] or they have a mixed infection.

So that’s a very clear positioning for Baxdela. And for Orbactiv, we will position Orbactiv for those patients where [they may be defined] gram-positive infection may have MRSA and that are less complicated. And the nice thing in terms of our multichannel strategy is that we’ll now also Orbactiv to the community in an opportunistic way.

Operator: I’m showing no further questions at this time.

Dan Wechsler: Thanks everyone for joining us this morning, we look forward to speaking with you again soon. Everyone have a good day. Thanks.

Operator: Ladies and gentlemen, thank you for participating in today’s conference. That does conclude today’s program. You may all disconnect. Everyone have a great day.